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                                 CONRAIL INC.

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                         NORFOLK SOUTHERN CORPORATION

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                                THE REGISTRANT)

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                                [Newspaper Ad]

                      TO PARTICIPANTS IN CONRAIL'S ESOP

                           NOW IS THE TIME TO ACT.

                           [Norfolk Southern Logo]

   Dear ESOP Participant:

   Say "NO" to the CSX/Conrail deal at the shareholders' meeting scheduled for January 17. Instruct the ESOP Trustee to vote your shares AGAINST the proposal to "opt out" of the Pennsylvania Fair Value Statute and the adjournment proposal.

   Your ESOP vote is very important because each ESOP share in your account represents a significantly greater voting interest--by our calculations, equal to at least seven shares. This is because your instructions to the Trustee direct the voting of: 1) ESOP shares allocated to your account, 2) ESOP shares not yet allocated to your account, 3) any ESOP shares that are not voted, and 4) Employee Benefits Trust shares.

   Remember, the ESOP Trustee is required by law to keep your vote confidential.

   Here are three good reasons to instruct the ESOP Trustee to vote AGAINST the "opt out" proposal.

   1.   LARGE REDUNDANCIES COULD ADD UP TO LOST JOBS

        * There is substantially more overlap with a CSX/Conrail system than there is with a Norfolk Southern/Conrail system.

        * A merger between CSX and Conrail would eliminate competitive services in 64 cities, including Philadelphia, Baltimore, Youngstown and Pittsburgh.

        * Conrail's Hollidaysburg and Altoona shops are within 70 miles of CSX's facilities at Cumberland, MD.

   2. NORFOLK SOUTHERN VALUES ITS EMPLOYEES

        * Since the formation of Norfolk Southern in June 1982, we have matched people to needs through attrition, voluntary separation and early retirements and have avoided massive layoffs and involuntary separations.

        * Norfolk Southern is committed to maintaining a major operating presence in Philadelphia, as we have done in Roanoke, Virginia and Atlanta, Georgia -- major operating centers for Norfolk Southern's two predecessor railroads.

        * Norfolk Southern and Conrail have fully funded, healthy pension funds, ensuring peace of mind for both employees and retirees. CSX, on the other hand, was recently named again as having one of the nation's 50 largest underfunded pensions.(1)

        * Norfolk Southern has the best employee safety record of any major rail carrier.

   3. NORFOLK SOUTHERN'S $115 ALL-CASH OFFER FOR CONRAIL SHARES IS THE SUPERIOR OFFER

        * Norfolk Southern's $115 all-cash, all-share offer--with prompt payment through use of a voting trust--is worth 18%(2) more than CSX's current deal.

   Your vote is important. If you have already sent in Trustee instruction card in response to the Conrail solicitation, you may revoke it and vote AGAINST the proposals by signing and dating the GREEN instruction card previously sent to you and mailing it to the Trustee. It's the latest dated instruction card that counts. The Trustee's deadline for receiving your instructions is January 15.

   Sincerely,

   NORFOLK SOUTHERN CORPORATION

   SAY "NO" TO THE CSX/CONRAIL MERGER BY VOTING TODAY. INSTRUCT THE ESOP TRUSTEE TO VOTE YOUR SHARES AGAINST CONRAIL'S AMENDMENT PROPOSAL AND THE ADJOURNMENT PROPOSAL.

                           [Norfolk Southern Logo]

   Important: If you have any questions, please call our solicitor, Georgeson & Company Inc. toll free at 800-223-2064. Banks and brokers call 212-440-9800.

   1 Pension Benefit Guaranty Corporation: News Release 97-09, 12/12/96. 2 Based on closing price of CSX common stock on January 8, 1997.

   January 10, 1987


                                 [Presentation]

     REMARKS BY:             DAVID R. GOODE
                             CHAIRMAN, PRESIDENT AND CEO
                             NORFOLK SOUTHERN CORPORATION

     BEFORE THE:             COUNCIL OF INSTITUTIONAL INVESTORS
                             WASHINGTON, D.C.
                             JANUARY 10, 1997

          Good afternoon, and thank you for that introduction. I welcome the opportunity to talk with you today. My topic --- which obviously is the battle for Conrail --- is not only timely, but also goes to the heart of the issues you deal with every day:
     Corporate governance and accountability to shareholders.

          My charge today is threefold: I will demonstrate the superiority of Norfolk Southern's offer, show why Conrail shareholders should vote a resounding "no" on January 17th, and discuss issues involved in this situation that reach beyond anyone's immediate economic interest --- even our own --- and threaten the fundamentals of our corporate system.

          Your "Shareholder Bill of Rights" observes that American corporations "must be governed by the principles of accountability and fairness inherent in our democratic system." While most corporations adhere to those principles, events surrounding the Conrail issue demonstrate the potential for real problems of fairness or accountability to corporate owners.

          That's readily apparent from the cavalier comment Conrail's CEO gave The Wall Street Journal a while ago. Speaking about Pennsylvania's anti-takeover statute, he said, "If you don't like the law, don't buy the stock." While a very candid comment, this is reminiscent of the days when railroad magnates like William Henry Vanderbilt could snort, "the public be damned," and get away with it.

          But Vanderbilt added something else in 1882. After damning the public, he still insisted, "I am working for my stockholders." I ask you today --- when weighing the merits for Conrail shareholders -- whether the days of the robber barons are over when Conrail and CSX claim that their deal is a good one for Conrail constituents.

          Many in the investment community disagree with their claim. As one Bear Stearns analyst observed, nowhere in Conrail's proxy materials does it say that CSX's bid is in the shareholders' best interests. Conrail's solicitation materials say only that the proposal is in the company's best interests. This omission, the analyst added, is unusual --- if not unprecedented.

          To suggest that the proposed Conrail / CSX merger is good for shareholders ignores reality. Indeed, it's a billion-dollar plus falsehood --- the difference in the value of CSX's coercive, front-end, two-tiered offer and Norfolk Southern's superior all-cash proposal of $115 a share. As of today, the value gap for the shareholders is $15 per share, reason enough to support our bid.

          Conrail's actions have consistently sought to thwart the interests of shareholders.

          Consider the lock-out provision, for example.

          If the CSX / Conrail deal is so attractive to all constituencies, why did they find it necessary to extend the lock-out period from nine months to two years, preventing Conrail from discussing any other offers until January 1, 1999? I submit that CSX and Conrail are trying to coerce stockholders into approving the transaction by portraying CSX as the only choice available.

          This raises serious questions. Why the unusually long period? What does the long vacation time for the Conrail directors do in the event of problems with the proposed
     transaction?   What if Norfolk Southern, the shippers or the
     various states and regions that have expressed concern are successful before the Surface Transportation Board? What happens then to the interests of Conrail shareholders if the directors have tied their hands? I'll let you decide.

          In another move disclosed last week, CSX dumped 85,000 shares of Conrail in an attempt to avoid a requirement of the Pennsylvania Fair Price law that would force them to pay at least $110 per share for all remaining Conrail shares to investors who demand it. Is this fair? Obviously not.

          The issue of whether they can use Pennsylvania anti-takeover laws against Conrail shareholders --- and at the same time avoid compliance with the Fair Price provision --- is now before the Federal Appeals Court. Successful or not, the attempt to use Pennsylvania law to prevent Conrail shareholders from realizing the highest price sends a real message about fundamental fairness.

          The Conrail "shareholders be damned" attitude permeates the maneuvering. Consider the date Conrail originally set for a special shareholder meeting to vote on a proposal that would allow CSX to buy the additional shares it needs to gain control. If you recall, it was planned for December 23rd --- two days before Christmas --- at 5 p.m. no less. Furthermore, Conrail said it would hold the meeting only if victory was certain. Does that sound like an effort to enhance corporate democracy?

          Fortunately, the courts told Conrail that it could postpone the meeting only for reasons more substantial than fear of defeat. As that date neared and defeat seemed imminent, CSX was forced to sweeten its inferior bid in response to shareholder complaints. The meeting to vote on the revised offer is now set for next Friday.

          Indeed, Conrail used this rescheduling to further disenfranchise shareholders. While Conrail reset the meeting date for its shareholder vote in hopes of gathering the necessary support, they did not change the original record date. So, unless you purchased stock in time to be a record holder on December 5th, you cannot vote at the January meeting. CSX and Conrail understand that they maximize their chances of success by minimizing investor participation. While this may be acceptable under the law, ask yourself again whether this is in the spirit of encouraging corporate democracy.

          It's clear to me that Conrail and CSX must believe that they can succeed only by limiting the ability of shareholders to participate in a crucial decision affecting the future of the company owned by these shareholders.

          Fortunately, Conrail cannot exclude all of its shareholders from the decision process. The January 17th meeting still offers a critical opportunity to express their distaste for Conrail's abusive strategy.

          By rejecting Conrail's proposal to allow the two-tier CSX offer to proceed, Conrail shareholders can send a clear message that the current offer is inadequate. They can urge CSX and Conrail to work with Norfolk Southern to address their investment needs in the context of our $115 all-cash offer. Only a loud-and-clear rejection from Conrail shareholders will open Conrail and CSX's eyes that a three-party, $115 solution is the only solution.

          Your "Shareholder Bill of Rights" makes the point.  It says:
     Shareholders "are entitled to participate in the fundamental financial decisions which could affect corporate performance and growth and the long range viability and competitiveness of corporations."

          Given the opportunity for real participation, I'm confident Conrail shareholders would choose Norfolk Southern's offer. That's because our offer is not only better for them, but also for shippers, employees, and the public. We have pointed this out before, but let's run through it again.

          For shareholders, our all-cash offer has the highest value and the lowest risk. It offers immediate and obvious benefits.

          It will give current Conrail shareholders a premium of $15 per share, or 15 percent over the blended value of CSX's proposal, based on yesterday s closing price for CSX stock. With our offer, shareholders know the value they'll receive. They don't have to guess.

          Norfolk Southern shareholders will benefit, too. Through improved operating efficiencies and market share gains, a Norfolk Southern / Conrail combination will add significantly to earnings per share. It will produce a growth rate nearly 50 percent higher than we could have achieved on our own. The earnings impact will be accretive following STB approval in the second year, but will be accretive from a cashflow standpoint in the first year.

          All other constituencies --- from employees to shippers to the public --- should prefer Norfolk Southern's offer.

          A glance at the railroad map shows how Conrail employees benefit. CSX's routes and facilities overlap Conrail considerably. There's a lot of duplication. I wish Conrail employees could hear the extensive list of yards and shops presumably being considered for consolidation in the event of a CSX purchase. Conrail and CSX overlap, which means redundancy. For the most part, Norfolk Southern and Conrail do not.

          From a job security standpoint, if I were in the safety shoes of a Conrail employee, I'd welcome Norfolk Southern with open arms. I'd welcome a merger with a company whose physical plant extends and complements --- rather then duplicates --- the Conrail system.

          For shippers and Conrail-served communities, the choice should be clear, too. Unlike a combined Norfolk Southern and Conrail, CSX and Conrail would leave large, important areas --- such as Philadelphia, Pittsburgh, Baltimore, and Youngstown --- with a rail monopoly unless the Surface Transportation Board acts to avoid it. Economic development and plant location experts will tell you that growth will not be encouraged by limiting rail service.

          Conrail and CSX means market dominance in the East unless the STB acts to prevent it. Consider this: 75 percent of the electric generation capacity and almost 70 percent of Norfolk Southern, CSX and Conrail total rail traffic would be controlled by a single railroad unless the STB steps in to fix the problems. Does this sound good to you for the general public and other non-shareholder constituencies?

          With Norfolk Southern, no such competitive problems exist. There is virtually no overlap, and we have offered up front to end the long quasi-monopoly Conrail has enjoyed in the New York metropolitan area. This is relevant to Conrail shareholders because it shows what a hard case Conrail and CSX would have before the STB and how great the risks are in terms of the CSX stock value they would get.

          All told, a Norfolk Southern / Conrail combination is better for competition, better for shipper service, better for industrial development, better for economic growth, better for job security, and better for the financial stability of the employee retirement picture.

          On this last point, let me suggest that Conrail employees should want their strong and overfunded pension fund combined with Norfolk Southern's overfunded pension fund. They should not want it to become a part of CSX's, which a few weeks ago again landed on the Pension Benefit Guaranty Corporation's list of most underfunded pension funds.

          I won't belabor the differences between the two offers. You've studied them, and you know the merits of Norfolk Southern's proposal. That's obvious from the letter your organization wrote Conrail last month expressing concerns about the fundamental fairness of the CSX deal to shareholders.

          You are not alone in your criticisms.  Institutional
     Shareholder Services, a consultant to Conrail's largest institutional holders, has also called CSX's bid "coercive and unfair to shareholders" and advised their clients to reject the proposed "opt out."

          By voting against CSX's offer at next Friday's meeting, shareholders can force one of two actions that will benefit them.

           First, a vote "no" could force CSX to bump up their offer - -- if, of course, they can afford to do so. Or second, by voting no, shareholders could force Conrail and CSX to work out a solution with us which incorporates our superior, all-cash offer --- an offer that we have more than enough bank commitments to fund.

          The vote does make a difference.  Look at what's happened.

          From the outset, CSX and Conrail have dismissed Norfolk Southern's offer as unreal --- a "non-bid," if you will --- a phantom offer that could never be realized by the shareholders. At the same time, CSX nominally increased its own offer by, first, approximately $628 million on November 6, and then another $870 million on December 19 --- a total of $1.5 billion dollars. They know our offer is very real and our prospects are very good. Believe me, they did not put an extra $1.5 billion on the table in response to a phantom offer with low prospects of success.

          Shareholders can influence the future of the company they own by acting now and voting no. The other side will tell you that the litigation should end this. Don't believe them. We're in this strongly --- Norfolk Southern is not going away. We'll pursue all legal options to succeed with Conrail, including the Surface Transportation Board, which yesterday reminded everyone that it does have the power to override a Conrail / CSX contract and to approve an application from another party or make changes. A "no" vote will have a powerful influence.

          I know the dangers of believing one's own press, but in the case of Conrail I'll make an exception. Experts are virtually unanimous in their opinion that our all-cash offer is superior to CSX's. They have concluded that CSX and Conrail are using every trick in the corporate raiders' playbook to force a bad deal down shareholders' throats.

          The Wall Street Journal observed that "Conrail and CSX are using arguably coercive takeover tactics reminiscent of the 1980s-style corporate raiders, exploiting a tough anti-takeover law adopted to shield companies from such raiders."

          Business Week said: "The 1989 anti-takeover law was designed to thwart raids on local companies by foreign slice-and-dice artists out to kill jobs for quick market gains. It was never aimed at efficiency-driven bidders such as Norfolk Southern."

          And Harvard Business School Professor Michael Jensen and others have noted that CSX's two-tiered, front-end loaded deal is "a classic maneuver in which you railroad people into taking a deal they don't want."

          Today, I thank you for your support and ask that you continue to express your concerns. Tell the media, tell the directors, tell the shareholders, tell the employees that you do not want the CSX deal to become a template for other coercive mergers down the line. And, of course, vote against the opt out proposal.

          Remind them that the battle for Conrail goes beyond the companies involved, even beyond the future of the railroad industry. It is about who owns a corporation, and the rights of those owners. Insist that Conrail's shareholders be allowed to decide for themselves which offer is best. This transaction may well be a tactical textbook for years to come. If so, it's important that the right moral be drawn from the lesson.

          This transaction is not only important for Conrail shareholders, Norfolk Southern, and the future of transportation in our country, but also important for setting the tone for corporate governance in the future. You --- and those who listen to you --- have a heavy responsibility. I'm working as hard as I can on this --- a lot of people are --- but we need your help.

          With that, I will be happy to take your questions.